Exhibit 10.36

April 12, 2024

Greenle Partners LLC Series Alpha P.S

156 W Saddle River Road

Saddle River, New Jersey 07458

Greenle Partners LLC Series Beta P.S.

156 W Saddle River Road

Saddle River, New Jersey 07458

Gentlemen:

Reference is made to (i) the Securities Purchase Agreement dated as of May 27, 2022 (the “May Agreement”) between LuxUrban Hotels Inc. (formerly known as CorpHousing Group, Inc.), a Delaware corporation (the “Company”), and Greenle Partners LLC Series Alpha P.S., a Delaware limited liability company (“Greenle Alpha”), (ii) the Securities Purchase Agreement dated as of June 30, 2022 and amended by the letter agreement dated July 15, 2022, Addendum to Securities Purchase Agreement dated as of August 15, 2022 and the letter agreement dated September 16, 2022 (as amended, the “June Agreement”) between the Company and Greenle Alpha, (iii) the Securities Purchase Agreement dated as of September 30, 2022 and amended by the letter agreement dated October 20, 2022 (as amended, the “September Agreement” and, together with the May Agreement and the June Agreement, the “Purchase Agreements”) between the Company and Greenle Alpha, (iv) the Loan Agreement dated as of November 23, 2022 (the “Loan Agreement”) among the Company, Greenle Alpha and Greenle Partners LLC Series Beta P.S., a Delaware limited liability company (“Greenle Beta” and, together with Greenle Alpha, “Greenle”), as supplemented or amended by the letter agreement dated February 17, 2023, (v) the letter agreement between Greenle and the Company dated February 13, 2023 pursuant to which, among other matters, certain future Revenue Share payments were converted to the obligation by the Company to issue shares of Common Stock (the “February 2023 Revenue Share Agreement”), (vi) the letter agreement between Greenle and the Company dated April 16, 2023, pursuant to which, among other matters, the Company agreed to register for resale the Common Stock issuable upon the exercise of the Warrants held by Greenle pursuant to the February 2023 Revenue Share Agreement (the “April 2023 Letter Agreement”), (vii) the Revenue Share Exchange Agreement dated May 21, 2023 between the Company and Greenle pursuant to which, among other matters, Greenle agreed to terminate any and all rights to receive cash revenue share payments under the Purchase Agreements, the Loan Agreement and the February 2023 Revenue Share Agreement, except for the share issuances and cash payments required to be made by the Company to Greenle under Sections (i)(a) and (i)(b) of the February 2023 Revenue Share Agreement and the Company agreed to issue up to an aggregate of 6,740,000 shares of Common Stock from time to time upon Greenle’s written direction (the “May 2023 Letter Agreement”); (viii) the letter agreement between the Company and Greenle dated June 19, 2023 pursuant to which among other matters, the parties agreed to restructure the Company’s obligation to issue the remaining shares of Common Stock pursuant to Section (i)(a) of the February 2023 Revenue Share Agreement, such that Greenle would need to provide written direction to the Company to be issued all or a portion of such shares (the “June 2023 Letter Agreement”), (ix) the letter agreement between the Company and Greenle dated June 19, 2023 pursuant to which, among other matters, the Company agreed to register for resale the Common Stock issuable upon the exercise of the Warrants held by Greenle pursuant to the April 2023 Letter Agreement (the “Second June 2023 Letter Agreement”), (x) the letter agreement between the Company and Greenle dated August 15, 2023 pursuant to which among other matters, the Company agreed to issue 300,000 shares of Common Stock in lieu of certain cash payments owed to Greenle under Section (i)(b) of the February 2023 Revenue Share Agreement upon Greenle’s written direction (the “August 2023 Letter Agreement” and together with the February 2023

Revenue Share Agreement, the May 2023 Letter Agreement and the June 2023 Letter Agreement, the “Revenue Share Agreements”), (xi) the letter agreement between the Company and Greenle dated November 6, 2023 pursuant to which, among other matters, the Company agreed to issue to Greenle warrants (the “November Warrants”) to purchase an aggregate of 2,000,000 shares of Common Stock, subject to the Offering Condition (as defined in such letter agreement), which superseded in its entirety the letter agreement dated August 31, 2023, as amended by the letter agreement dated October 11, 2023 (the “Registration Rights Amendment and Warrant Letter Agreement”), (xii) the letter agreement between the Company and Greenle dated December 17, 2023 pursuant to which, among other matters, Greenle agreed to exercise a portion of the November Warrants by certain timeframes and the Company agreed to issue to Greenle warrants to purchase an aggregate of 2,000,000 shares of Common Stock (the “December 17, 2023 Letter Agreement”) and (xiii) the letter agreement between the Company and Greenle dated December 27, 2023 pursuant to which, among other matters, Greenle agreed to exercise a portion of the November Warrants by certain timeframes and the Company agreed to issue to Greenle warrants to purchase an aggregate of 1,000,000 shares of Common Stock (the “December 27, 2023 Letter Agreement,” and collectively with the Purchase Agreements, the Loan Agreement, the Revenue Share Agreements, the April 2023 Letter Agreement, the Second June 2023 Letter Agreement, the Registration Rights Amendment and Warrant Letter Agreement, the December 17, 2023 Letter Agreement and the December 27, 2023 Letter Agreement, the “Agreements”). Terms used but not defined herein have the respective meanings set forth in the Purchase Agreements.

This letter agreement (this “Agreement”) will confirm our understanding and agreement that, in consideration of the respective agreements of the Company and Greenle set forth herein, the sufficiency of which is hereby acknowledged by such parties, the Company, Greenle Alpha and Greenle Beta acknowledge and agree as follows:

1.	Waiver of Restriction on Issuance of Additional Common Stock.

a.	Notwithstanding Section (iv) of the Registration Rights Amendment and Warrant Letter Agreement, the Company shall be permitted, without further waiver or consent from Greenle, to sell at prices below the then-applicable Trigger Price (currently $5.00 per share) up to an aggregate of 15 million shares (the “Aggregate Share Cap”) of its Common Stock from time to time on such terms and in such private or public transactions (including offerings in which insiders of the Company may purchase alongside third party investors) as the Company deems advisable in its discretion, including sales of shares of its Common Stock (or other securities or debt instruments exercisable or convertible into shares of its Common Stock) at any per-share price and with any exercise or conversion price per share it determines, and shall not be limited by any restriction set forth in the Registration Rights Amendment and Warrant Letter Agreement (including but not limited to any trigger price restriction or price limitation or floor); provided however, that (i) the aggregate number of shares of Common Stock sold by the Company (including shares underlying (A) exercisable or convertible securities (other than (1) shares underlying options granted to employees under a Company equity incentive plan or other Exempt Securities and (2) shares underlying warrants or other securities owned by Greenle or affiliates thereof) or (B) debt instruments, in all cases sold after the date hereof, shall not exceed the Aggregate Share Cap and (ii) the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of

Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. At-the-market transactions, committed equity financings, and other transactions that result in the direct sale from time to time of the Company’s Common Stock based on then current market prices of the Common Stock shall not be deemed Variable Rate Transactions.

b.	Any sales of Common Stock or Common Stock Equivalents at or above the then-applicable Trigger Price (currently $5.00 per share) shall not count against the Aggregate Share Cap permitted by paragraph 1(a) hereof.

c.	The limitation set forth in Section (iv) of the Registration Rights Amendment and Warrant Letter Agreement shall automatically terminate on November 6, 2024.

2.	Additional Shares.

a.	For no additional consideration, the Company shall issue an aggregate of 2,800,000 shares of Common Stock as follows: (1) to Greenle Alpha up to an aggregate of 2,254,000 shares of Common Stock and (2) to Greenle Beta up to an aggregate of 546,000 shares of Common Stock (collectively, the “Additional Shares”), such shares to be issued to such Persons in each case (i) only upon the written direction from Greenle Alpha or Greenle Beta, as the case may be, to the Company (each an “Additional Shares Issuance Notice”) delivered from time to time on and after the date of this Agreement, up to the total aggregate amount of Additional Shares to which such Person is entitled pursuant to this paragraph 2(a) and (ii) within three (3) Trading Days of the Company’s receipt of the applicable Additional Shares Issuance Notice.

b.	Notwithstanding the provisions of paragraph 2(a) above, the Company shall not affect any issuance of Additional Shares, and neither Greenle Alpha nor Greenle Beta shall have the right to request the issuance of Additional Shares, pursuant to paragraph 2(a) above or otherwise, to the extent that after giving effect to such issuance as set forth on the applicable Additional Shares Issuance Notice, Greenle (together with Greenle’s Affiliates, and any other Persons acting as a group together with Greenle or any of Greenle’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Greenle and its Affiliates shall include the number of shares of Common Stock issuable upon delivery of the Additional Shares Issuance Notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Additional Shares beneficially owned by Greenle or any of its Affiliates and (ii) the exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents), or any agreement between the Company and Greenle Alpha or Greenle Beta, subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Greenle or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph 2(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by Greenle that the Company is not representing to Greenle that such calculation is in compliance with Section 13(d) of the Exchange Act and Greenle is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this paragraph 2(b) applies, the determination of whether Additional Shares may be issued (in relation to other securities owned by Greenle together with any Affiliates) and of which portion of the Additional Shares may be issued shall be in the sole discretion of Greenle, and the submission of an Additional Shares Issuance Notice shall be deemed to be Greenle’s determination of whether Additional Shares may be issued (in relation to other securities owned by Greenle together with any Affiliates) and of which portion of the Additional Shares may be issued, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this paragraph 2(b), in determining the number of outstanding shares of Common Stock, Greenle may rely on the number of outstanding shares of Common Stock as reflected in the latest of (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Greenle, the Company shall within two Trading Days confirm orally and in writing to Greenle the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including pursuant to this letter agreement, by Greenle or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon delivery of an Additional Shares Issuance Notice. Greenle, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this paragraph 2(b), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon delivery of an Additional Shares Issuance Notice and the provisions of this paragraph 2(b) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph 2(b) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph 2(b) to correct this paragraph (or any portion hereof) that may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

3.	Failure to Issue Shares. If the Company fails to issue and deliver to Greenle’s broker any of the (a) Additional Shares or (b) shares of Common Stock issuable to Greenle pursuant to the terms of the Revenue Share Agreements within four (4) business days of: (i) in the case of the Additional Shares, three (3) Trading Days after the Company’s receipt of the applicable Additional Shares Issuance Notice or (ii) in the case of the Common Stock issuable pursuant to the terms of the Revenue Share Agreements, the date Greenle delivers the Agreement Shares Issuance Notice or the Additional Shares Issuance Notice, (subject to satisfaction and fulfilment of the terms and conditions stated in the Revenue Share Agreements), as applicable, then, in addition to all other remedies that Greenle may have at law or in equity, the Company shall pay to Greenle $500 per day for its failure to issue such Additional Shares or shares of Common Stock, as applicable, until such time as the Company has issued such Additional Shares or shares of Common Stock.

4.	Reserved Shares. Within three (3) business days following the execution of this Agreement, the Company will instruct the Transfer Agent to reserve the shares of Common Stock issuable to Greenle pursuant to the terms of this Agreement and the Revenue Share Agreements and thereafter promptly provide satisfactory evidence of the same to Greenle and its legal counsel.

5.	Amendments to the May 2023 Letter Agreement. The May 2023 Letter Agreement is amended as follows:

a.	Section (c) of the May 2023 Letter Agreement is hereby deleted and replaced with the following: “In consideration for the termination of the Revenue Share (other than the 2023 Retained Revenue Share) and termination of the 2023 Revenue Share True Up, the Company shall issue to Greenle, from time to time, on the date specified in the applicable Agreement Shares Issuance Notice (as defined below), in each case upon ten business days’ prior written notice from Greenle to the Company delivered from time to time on and after September 1, 2023 and before August 31, 2028 (each an “Agreement Shares Issuance Notice”), up to an aggregate of 6,740,000 shares (the “Agreement Shares”) of the Company’s common stock (Nasdaq Symbol: LUXH)(the “Common Stock”).”

b.	Section (g) of the May 2023 Letter Agreement is hereby deleted and replaced with the following:

“Notwithstanding anything to the contrary, Greenle hereby agrees that, without the Company’s prior written consent, it shall not be permitted to sell or transfer (and shall not sell or transfer) any Agreement Shares except in accordance with the following:

●	up to 20% of the Agreement Shares may be sold upon the date on which Agreement Shares are first issued hereunder; and

●	up to an additional 20% of the Agreement Shares may be sold upon the date of each subsequent issuance of Agreement Shares hereunder.

Notwithstanding the foregoing, on the date that 100% of the Agreement Shares have been issued to Greenle, the foregoing restrictions shall no longer apply. Once Agreement Shares become eligible for sale or transfer as set forth above, they shall remain saleable from time to time thereafter.

6.	Board Approval. Prior to the execution of this Agreement, the Company shall provide evidence reasonably satisfactory to Greenle and its legal counsel of the approval of this Agreement, including the issuance of the Additional Shares pursuant to paragraph 2(a) hereof, by the Company’s board of directors.

7.	Payment of Expenses. The Company will pay or reimburse Greenle for up to $20,000 of the reasonable and documented costs of Greenle and its legal counsel incurred in connection with the negotiation and execution of this Agreement within three (3) business days of the Company’s receipt of an expense statement from Greenle.

8.	No Other Amendments. Except as set forth herein, all the terms and provisions of the Agreements shall continue in full force and effect.

LuxUrban Hotels Inc.

By:	/s/ Brian Ferdinand
Title:	Chairman of the Board
Name:	Brian Ferdinand

Greenle Partners LLC Series Alpha P.S.

By:	/s/ Alan Uryniak
Title:	Manager
Name:	Alan Uryniak

Greenle Partners LLC Series Beta P.S.

By:	/s/ Alan Uryniak
Title:	Manager
Name:	Alan Uryniak

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